CONSENT OF INDEPENDENT AUDITORS



     We hereby consent to the incorporation by reference in Post-Effective Amendment No. 16 to the Registration Statement of Templeton Developing Markets Trust (the "Trust") on Form N-1A, File No. 33-42163, of our report dated January 31, 2002, relating to the financial statements and financial highlights which appear in the December 31, 2001 Annual report to shareholders of Templeton Developing Markets Trust which is also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."


/s/PRICEWATERHOUSECOOPER LLC


Pricewaterhousecooper LLC
San Francisco, California
October 31, 2002